AMENDED AND RESTATED
                           CENTURA BANKS, INC. OMNIBUS
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         THIS RESTATED PLAN, by CENTURA BANKS, INC., a North Carolina corporation, having its principal place of business in Rocky Mount, North Carolina ("Centura");


                              W I T N E S S E T H :


         WHEREAS, Centura and Centura Bank (the "Bank") established the Omnibus Supplemental Executive Retirement Plan (the "Plan") as of December 29, 1993, to provide non-qualified retirement benefits to certain executive employees, and to replace similar benefits provided under contracts and agreements made by predecessors of Centura and the Bank;

         WHEREAS, Centura and the Bank amended and restated the Plan on May 14, 1996, and Centura Insurance Services, Inc. and Centura Securities, Inc. adopted the Plan, as amended and restated;

         WHEREAS, Centura desires to amend and restate the Plan to incorporate certain administrative changes and to permit Centura to procure insurance policies to facilitate the payment of Plan benefits;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, Centura hereby amends and restates the Plan as follows:


                               ARTICLE I - PURPOSE

         1.1 The Plan is designed to operate as an unfunded top-hat plan for the benefit of a select group of management or highly compensated employees of Centura and its Subsidiaries. The primary purpose of the Plan is to provide Eligible Employees with retirement income. All benefits under the Plan shall be payable from the general assets of Centura or its Subsidiaries, as specified under individual SERP Agreements.

         1.2 Benefits under the Plan may be made available to Participants under individual Participant SERP Agreements between Participants and Centura or its Subsidiaries outlining the applicable benefits, including amount, duration, frequency of payment, and other benefit characteristics as determined by the Committee in its discretion.

         1.3 The Plan shall be effective as of December 1, 1993. This restatement of the Plan shall be effective as of October 1, 1998.

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                            ARTICLE II - DEFINITIONS

Except where the context indicates otherwise, the following definitions apply:

         2.1 "Centura" means Centura Banks, Inc., a North Carolina corporation structured as a registered bank holding company under the Bank Holding Company Act of 1956, and its successors and assigns. "Centura" also means Centura Banks, Inc. and its Subsidiaries, unless the context clearly indicates otherwise.

         2.2 "Board" means the Board of Directors of Centura Banks, Inc.

         2.3 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

         2.4 "Committee" means a committee consisting of Centura's Chief Financial Officer and Centura's senior human resources officer, or such other committee consisting of persons as may be appointed by the Compensation Committee of the Board to administer this Plan pursuant to Article III.

         2.5 "Disability" means total and permanent disability occurring prior to Retirement or Termination of Employment, as determined by the Committee, subject to any modifications as may be set forth in an individual Participant SERP Agreement. A Participant shall be deemed to be Disabled (a) if he is unable, as determined by competent medical opinion to the Committee's satisfaction, to engage in any substantial gainful occupation for which he is reasonably fitted by training, education, or experience, by reason of any physical or mental impairment, and (b) such disability has continued for a period of six consecutive months and it is reasonably anticipated that such disability will be permanent. In no event, however, shall a Participant be recognized as Disabled under the Plan if disability results from chronic alcoholism, addiction to narcotics, injury occurring while engaging in a felonious activity, intentionally inflicted injury, or injury occurring while serving in the armed forces of any county.

         2.6 "Discount Rate" means the discount rate specified in the Participant SERP Agreement, or the then current interest rate used for determining lump sum distributions under the Qualified Plan for the month in which a determination is being made, if the Participant SERP Agreement fails to specify an applicable rate or a method for determining such rate.

         2.7 "Early Retirement" means Retirement from active employment with Centura or any Subsidiary, with the express consent of the Committee, between the ages of 60 and 65; provided, however, a Participant may be eligible for Early Retirement as of an earlier age if the Participant SERP Agreement so provides.

         2.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. (All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.)

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

         2.9 "Normal Retirement" means retirement from active employment with Centura or any Subsidiary on or after age 65 (or such earlier age as may be specified in the Participant SERP Agreement), and pursuant to such other requirements relating to service with Centura or its Subsidiaries or otherwise as may be established by the Committee and set forth in a Participant SERP Agreement.

         2.10 "Participant" means (i) a participant in the Qualified Plan whose benefit would otherwise be restricted by Section 415 and Section 401(a)(17) of the Code and by the fact that the definition of compensation under the Qualified Plan included compensation deferred under any other plan of Centura which was not otherwise included in the Qualified Plan definition of compensation, and who is determined by the Committee to constitute one of a select group of management or highly compensated employees of Centura or its Subsidiaries, as such terms are defined by ERISA; or (ii) any other employee of Centura or its Subsidiaries who is determined by the Committee to be one of a select group of management or highly compensated employees.

         2.11 "Participant SERP Agreement" means the individualized agreement between a Participant and Centura and/or, as appropriate, its Subsidiaries, which provides the details of the benefits to be provided to the Participant.

         2.12 "Plan" means the Centura Banks, Inc. Omnibus Supplemental Executive Retirement Plan, as amended from time to time.

         2.13 "Qualified Plan" shall mean the Pension Plan for the Employees of Centura Banks, Inc., as it may be amended from time to time or any successor thereto.

         2.14 "Retirement" means Normal or Early Retirement. The Participant's "Retirement Date" shall be the date the Participant notifies the Committee of his election to begin receiving Retirement benefits, as determined by the Committee.

         2.15 "Subsidiary" or "Subsidiaries" means any corporation (or partnership, joint venture, or other enterprise) of which Centura owns or controls, directly or indirectly, fifty percent (50%) or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

         2.16 "Termination of Employment" means the discontinuance of employment of a Participant with Centura or its Subsidiaries for any reason other than a Transfer. The determination of whether a Participant has discontinued employment shall be made by the Committee in its discretion. In determining whether a Termination of Employment has occurred, the Committee may provide that service as a consultant or service with a business enterprise in which Centura has a significant ownership interest shall be treated as employment with Centura.

         2.17 "Transfer" means a change of employment of a Participant within the group consisting of Centura and its Subsidiaries.


                          ARTICLE III - ADMINISTRATION

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

         3.1 This Plan shall be administered by the Committee. The Committee shall be the plan administrator and named fiduciary of the Plan. The Committee, in its discretion, may delegate to one or more of its members or to any officer of Centura such of its powers as it deems appropriate. The Committee also may limit the powers delegated.

         3.2 The Committee shall meet at such times and places as it determines. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. A memorandum signed by all of its members shall constitute the decision of the Committee without necessity, in such event, for holding an actual meeting.

         3.3 The Committee shall have the exclusive right to interpret, construe and administer the Plan. The Committee shall have the authority to make determinations provided for or permitted to be made under the Plan, to interpret the Plan, and to promulgate such rules and regulations, if any, as the Committee considers necessary and appropriate. The Committee is specifically empowered to exercise discretion in its duties regarding of the Plan. All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration, interpretation, and application of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants and their spouses and beneficiaries.

         3.4 The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

         3.5 The Compensation Committee of the Board shall have the power to select the persons who are eligible to receive benefits under the Plan, and the power to act in all matters pertaining to the granting of such benefits and the contents of the Participant SERP Agreement evidencing the benefits. Each award of benefits granted under the Plan shall be evidenced by a written Participant SERP Agreement. Each Participant SERP Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions not inconsistent with the Plan.

         3.6 In addition to such other rights of indemnification they may have as directors, officers or as members of the Committee, the members of the Committee shall be indemnified by Centura against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any benefits granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Centura) or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has engaged in conduct which was known or believed by him to be clearly in conflict with the best interests of Centura. For purposes of the foregoing provision, and in accordance with North Carolina General Statutes Section 55-8-51(b), an individual's conduct with respect to


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

the Plan for a purpose he reasonably believed to be in the interests of the Participants in and beneficiaries of the Plan shall in no event be deemed in conflict with the best interests of Centura.

         3.7 The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Participant SERP Agreement in the manner and to the extent it shall deem desirable to carry the intent of the Plan into effect. In the event Centura (or any Subsidiary, if applicable) shall assume outstanding employee benefit obligations or the right or obligation to provide future benefits in connection with the acquisition of another corporation or business entity, the Compensation Committee of the Board may, in its discretion, provide such benefits under the Plan as it shall deem appropriate.


                        ARTICLE IV - RETIREMENT BENEFITS

         4.1 A Participant shall be eligible to retire as of his Early or Normal Retirement Date. If a Participant continues in the employment of Centura or any of its Subsidiaries after his Normal Retirement Date, he shall continue to be treated in all respects as a Participant until his actual Retirement, unless the Participant SERP Agreement provides otherwise. No Retirement benefits hereunder or under the Participant SERP Agreement shall be payable to a Participant until his actual Retirement. Upon Retirement, Participant will become eligible to receive benefits in the amount and on the terms specified in the individual Participant SERP Agreement.

         4.2 If a Participant elects retirement as of his Early Retirement Date, Retirement benefits hereunder shall become payable as provided in the Participant SERP Agreement. Early Retirement benefits under the Plan may be subject to reduction in amount upon the Participant's election of Early Retirement if so provided in the individual Participant SERP Agreement.

         4.3 Retirement benefits shall become payable as of the first day of the month coinciding with or next following Participant's Retirement Date, and shall be payable monthly unless otherwise specified in the Participant SERP Agreement. The Participant SERP Agreement may provide that Retirement benefit payments shall cease upon the earlier of completion of the payment period specified in the Participant SERP Agreement or the death of the Participant; otherwise, the remaining provisions of this paragraph shall apply. If Participant dies before the end of the benefit payment period specified in the Participant SERP Agreement, the remaining payments due to Participant under the Participant SERP Agreement shall be paid monthly to the Participant's beneficiary. If Participant's beneficiary dies before the expiration of the benefit payment period hereunder and under the Participant SERP Agreement, a lump sum payment equivalent in value to the remaining payments shall be made to the beneficiary's estate. If Participant's beneficiary predeceases Participant, upon Participant's death after Retirement but before the expiration of the benefit payment period hereunder and under the Participant SERP Agreement, a lump sum payment equivalent in value to the remaining payments shall be made to the Participant's estate. The lump sum equivalent under this paragraph shall be computed using the Discount Rate in effect at the time of computation.

         4.4 Nothing herein shall be interpreted to require Participant to accept the Retirement benefits provided hereunder and in the Participant SERP Agreement upon Retirement.


                           ARTICLE V - DEATH BENEFITS

         5.1 If a Participant dies while still employed by Centura or a Subsidiary, and before his actual Retirement Date, Participant's beneficiary shall receive survivor death benefit payments in amounts and over payment periods as specified in the Participant SERP Agreement, subject to any eligibility provisions specified therein.

         5.2 The Participant SERP Agreement may provide that death benefit payments shall cease upon the earlier of completion of the payment period specified in the Participant SERP Agreement or the death of the beneficiary; otherwise, the remaining provisions of this paragraph shall apply. If the beneficiary dies before the end of the benefit payment period specified hereunder and in the Participant SERP Agreement, the remaining payments due under the Participant SERP Agreement shall be paid to the beneficiary's estate in a lump sum payment equivalent in value to the remaining death benefit payments. If Participant's beneficiary predeceases Participant, upon Participant's death a lump sum payment equivalent in value to the death benefit payments shall be made to the Participant's estate. The lump sum equivalent under this paragraph shall be computed using the Discount Rate in effect at the time of computation.


                             ARTICLE VI - DISABILITY

         6.1 If Participant's employment with Centura or any of its Subsidiaries is terminated as a result of Disability before attaining Retirement, the Committee may, in its discretion, determine that the Participant is eligible to receive Disability Benefits subject to the terms and conditions of the Participant SERP Agreement.

         6.2 The formula for calculating Disability benefits payable to a Participant shall be specified in the Participant SERP Agreement. The Participant SERP Agreement may provide for reduction in the benefits payable to the extent the Participant receives offsetting benefits such as monthly pension benefits, Social Security, disability income paid to Participant under any group or individual disability income insurance policies paid for by Centura or any of its Subsidiaries, or other benefits.

         6.3 Disability benefits hereunder shall begin on the first day of the month coinciding with or next following the date when Participant has been determined by the Committee to be Disabled, or such other date as determined by the Committee and provided in the Participant SERP Agreement. Unless otherwise provided in the Participant SERP Agreement, Disability Benefit payments will continue until the earliest of:

         (a) The date Participant is no longer Disabled as determined by the Committee;

         (b)      Participant's attainment of age 65;

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

         (c)      The death of Participant; or

         (d) Participant's refusal to submit, pursuant to the request of the Committee, to a medical examination or to furnish such other proof of continued Disability.

         6.4 The Committee may require, not more often that once in each six month period, that the Participant submit to a medical examination to confirm the Participant's continuing Disability.

         6.5 If the Committee determines that the Participant is Disabled, and Disability benefits under the Participant SERP Agreement are thereafter continuously paid to the Participant until he attains Normal Retirement age, the Participant may, if and to the extent specified in the Participant SERP Agreement, be eligible thereafter to receive all or a portion of the Retirement benefits specified in the Participant SERP Agreement.


                          ARTICLE VII - EXCESS BENEFITS

         7.1 This Article shall apply only to the extent the Participant SERP Agreement provides that Excess Benefits shall be payable to the Participant.

         7.2 In addition to the benefits payable under the Qualified Plan, a Participant or the Participant's beneficiary, shall be entitled if so provided in the Participant SERP Agreement, to receive a benefit, vested to the same extent his Qualified Plan benefit is vested, equal to the amount he would have received under the Qualified Plan if the limitations of Section 415 and Section 401(a)(17) of the Code did not apply and further calculated as if the definition of compensation under the Qualified Plan included compensation deferred under any other plan of Centura, or plan of a predecessor employer, as determined by the Committee, which was not otherwise included in the Qualified Plan definition of compensation, less his actual benefits payable under the Qualified Plan. Benefits under this Article shall be payable at the same time and in the same manner as benefits are payable under the Qualified Plan, as shall be determined by the Committee in its discretion, and no specific benefit payment election need be made under this Plan. Notwithstanding the form of payment to the Participant from the Qualified Plan, the benefit under this Plan may be paid in a lump sum in the sole discretion of the Committee, which lump sum payment shall be the actuarial equivalent of the benefit otherwise payable, and the assumptions for determining actuarial equivalence will be the same as those used in the Qualified Plan, as determined by the Committee. Furthermore, the joint and survivor annuity rules of the Code, including the requirement of spousal waiver, shall not apply to the benefits provided under this Article. If this Article applies, death benefits shall also be payable to the Qualified Plan death beneficiary as shall be determined by the Committee, and may be payable in a lump sum as determined by the Committee. If Section 415 prohibits any benefits from being paid from the Qualified Plan, this Article shall if applicable provide all the benefits the Qualified Plan would have provided under the same conditions.


                    ARTICLE VIII - TERMINATION OF EMPLOYMENT

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

         8.1 Should the Participant terminate employment with Centura or its Subsidiaries prior to age 60 (or such other time as may be specified in the Participant SERP Agreement) for any reason other than (a) death, (b) Disability,
(c) termination by the Participant for "good reason" following a "change in control", (d) termination of the Participant by Centura or its Subsidiaries "without cause", or (e) Early Retirement by Participant with the consent of the Committee and pursuant to the individual Participant SERP Agreement, Participant shall forfeit any and all rights and benefits under this Plan and the Participant SERP Agreement thereunder.

         8.2 Notwithstanding Paragraph 8.1 above, termination of employment of the Participant (a) by Centura or its Subsidiaries "without cause"; or (b) by the Participant for "good reason" following a "change in control", shall entitle the Participant to receive his benefits at Retirement as if the Participant had remained employed until Retirement. Such benefits shall be paid at Participant's Retirement as provided in Article IV. Participant may elect, however, to receive in a lump sum his benefits payable under this Section at any time prior to eligibility for Early or Normal Retirement, in which event the amount of such lump sum payment shall be the actuarial equivalent of Participant's Retirement Benefits (based on the Discount Rate) payable as of his Normal Retirement.

         8.3 For purposes of this Plan, a "change in control" shall be deemed to have occurred if, following the effective date of the Plan, (i) Centura Banks, Inc. or Centura Bank or their assets are acquired by or combined with another corporation (other than Centura Banks, Inc.) and less than thirty percent (30%) of the outstanding voting shares of the surviving corporation after such acquisition or combination, or the parent corporation of such surviving corporation, are owned, immediately after such acquisition or combination, by the owners of voting shares of Centura Banks, Inc. or Centura Bank, as applicable, outstanding immediately prior to such acquisition or combination; or
(ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or persons acting together or in concert is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of Centura Banks, Inc. or Centura Bank representing 20% or more of the combined voting power of the then-outstanding securities of Centura Banks, Inc. or Centura Bank, respectively other than a trustee or other fiduciary holding securities under an employee benefit plan of Centura Banks, Inc. or Centura Bank, and, in the case of securities of Centura Bank, other than Centura Banks, Inc., and thereafter the membership of the board of directors of Centura Banks, Inc. or Centura Bank becomes such that less than thirty percent (30%) of the members of either of such boards are persons who were directors immediately prior to the change of beneficial ownership referred to in this clause (ii).

         8.4 Termination by the Participant for "Good Reason" shall mean the voluntary termination of employment by the Participant following a change in control because of (i) the assignment to the Participant without his express consent, of duties inconsistent with an executive position with the new employer or Centura; or (ii) a reduction by the new employer or Centura in the Participant's Base salary below the annual amount in effect as of the effective date of the Change in Control or as the same shall have been increased from time to time following such effective date; or (iii) a reduction in the level, scope or coverage of life insurance, medical or hospitalization insurance, disability insurance or of similar plans or benefits (including the new employer's pension or other retirement plan) below that being provided by the new employer or Centura to the Participant as of the effective date of the Change in Control, or the elimination of any such insurance, plans or benefits, unless such reduction or elimination applies proportionately to all salaried employees of the new employer and Centura who participated in such benefits prior to the Change in Control; or (iv) the failure of the new employer to assume expressly the obligation of Centura or its Subsidiaries under this Plan as contemplated herein; or (v) the relocation of the Participant's primary office or job location to a location outside of North Carolina, without the Participant's express written consent.

         8.5 For purposes of the Plan, "cause" shall be defined as (i) a willful and continued failure or habitual neglect by Participant to perform substantially his duties with Centura in accordance with operating and personnel policies of Bank and generally applicable to all employees (other than due to Disability); or (ii) a material breach by Participant of his fiduciary duties of loyalty or care to Centura; or (iii) a willful violation by Participant of any provision of the Plan; or (iv) a conviction of, or the entering of a plea of nolo contendere by Participant for any felony or any crime involving fraud or dishonesty; or (v) a willful violation of any federal or state banking laws or regulations applicable to Centura; or (vi) an act of willful misconduct of Participant deemed by Bank to be materially injurious to Bank; or (vii) any practice or act of the Participant which causes the Participant to no longer be bondable under Centura's "banker's blanket bond"; or (viii) the commission by the Participant in the course of his employment with Centura of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction); or (ix) such other cause as may be specified in the Participant SERP Agreement. For purposes of the Plan, a Participant's actions will not be considered "willful" if they are performed in good faith and with reasonable belief that they are in the best interests of Centura. In addition, if Participant shall terminate his employment for good reason, in accordance with paragraph 8.1 hereof, and it is ultimately determined that no reasonable basis existed for Participant's termination for good reason, such event shall be deemed cause for termination by Centura.

          Any notice of termination of Participant's employment with Centura for cause shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein and the date of termination. If the cause alleged by Centura shall be (i), (ii), (iii), (vi) or (vii) set forth above, Participant shall be given the opportunity to cure the breach within a reasonable period of time upon receipt of notice but in no event to exceed thirty (30) days, unless such breach is not reasonably susceptible to being corrected within thirty (30) days, in which case Participant shall have the opportunity to cure such breach, provided that Participant has commenced corrective action within such thirty (30) day period and diligently pursues such action to completion.


               ARTICLE IX - PARTICIPANT COVENANTS AND FORFEITURES

         9.1 While Participant is employed by Centura or any Subsidiary, and during the ten year period following Participant's Retirement or other Termination of Employment, Participant shall not become the owner of, nor engage, directly or indirectly, in any business which is substantially similar to the business of Centura or any of its Subsidiaries, either as proprietor, partner, officer, employee, shareholder of any interest over 5%, or as otherwise provided in the individual Participant SERP Agreement, within a radius of 200 miles from Rocky Mount, North Carolina, or within a radius of 60 miles of any branch of Centura or any Subsidiary, unless Bank has first consented thereto in writing.

         9.2 Upon a determination by the Committee that Participant has materially breached the provisions of paragraph 9.1 above, the Committee may suspend or cancel Retirement or Disability benefit payments due under the Participant SERP Agreement during the period of Participant's breach, or may completely eliminate such benefit payments and terminate the Participant SERP Agreement. Determination of a material breach under Section 9.1, as well as the required remedial action, are within the sole discretion of the Committee.


                             ARTICLE X - ASSIGNMENT

         Neither a Participant nor his spouse, nor any other beneficiary shall have any right to sell, transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber or convey the right to receive any of the benefits payable hereunder and under the individual Participant SERP Agreement, which rights to benefits hereby are expressly declared to be nonassignable and nontransferable nor shall any such right to receive benefits be subject to seizure for the payment of any debts, judgments, alimony, equitable distribution or separate maintenance, owed by the Participant, Participant's spouse or any other beneficiary of Participant. The right to benefits hereunder and under the Participant SERP Agreement shall not be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. All benefits hereunder and under the Participant SERP Agreement shall be forfeited and terminated upon the attempted assignment of benefits described above.


                    ARTICLE XI - PARTICIPATION IN OTHER PLANS

         Nothing herein shall be construed to alter, abridge or affect in any other manner the right of Participant to participate in any pension, profit sharing, group insurance, incentive bonus or similar employee benefit plan which Centura or its Subsidiaries now sponsor or may hereafter adopt.


                      ARTICLE XII - MERGER OR CONSOLIDATION

         Upon a change in control, as defined in Section 8.3, the Plan may be assumed by the successor corporation, subject to the prior approval of Bank, and the successor shall have all the rights, duties and obligations of Centura hereunder and under the Participant SERP Agreement. To the extent provided in the Participant SERP Agreement, or pursuant to the terms of applicable agreements effectuating such change in control, a Participant's rights and benefits shall vest immediately upon the change in control. The Participant SERP Agreement may also provide for full vesting upon the occurrence of other corporate events which do not constitute a change of control.


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

                    ARTICLE XIII - CLAIM AND APPEAL PROCEDURE

         13.1 Any claim by a Participant or his beneficiary (hereinafter "Claimant") for benefits shall be submitted to the Committee. The Committee shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") and for providing full and fair review of the decision on such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including, without limitation, Section 503 thereof.

         13.2 Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify or provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that Covered Claims were incurred or that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

         13.3 Notice of a decision by the Committee with respect to a claim shall be furnished to the Claimant within sixty (60) days following the receipt of the claim by the Committee (or within sixty (60) days following the expiration of the initial sixty (60) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial sixty (60) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan's claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his claim in accordance with these "Claims Procedure" provisions, the claim shall be deemed denied and the Claimant shall then be permitted to proceed with the claims review procedure provided herein.

         13.4 Within sixty (60) days following receipt by the Claimant of notice of the claim denial, or within sixty (60) days following the close of the sixty
(60) day period referred to herein, if the Committee fails to notify the Claimant of the decision within such sixty (60) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. The Committee may not delegate its responsibility for reviewing the decision denying the claim; the entire Committee must participate in the review process. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing and request a review of the Committee of the decision denying the claim. Such a request shall be made in writing and filed with the Committee within sixty (60) days after delivery to the Claimant of written notice of the decision. Such written request for review shall contain all additional information which the Claimant wishes the Committee to consider. The Committee may hold a hearing or conduct an independent investigation regarding the merits of the denied claim promptly, and within sixty (60) days following receipt by the Committee of the request for review (or within one hundred twenty
(120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim) shall deliver the decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

         For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to participation relating to the Plan.

         13.5 All decisions on claims by Participants under the Plan will be made by the Committee or its delegates (subject to the provisions of Section
13.4 requiring the full Committee to review appealed decisions). The Committee shall determine claims in accordance with the terms of the Plan and shall have the power to exercise its discretion in determining all questions arising in connection with the administration, interpretation and application of the Plan. The decision of the Committee on matters within its jurisdiction shall be final, binding and conclusive upon the Claimant, his spouse, any beneficiary of Participant, and any other person or party interested or concerned.


                        ARTICLE XIV - GENERAL PROVISIONS

         14.1 Centura may procure one or more policies of life insurance on participants or may take any other action to provide for payment of benefits under this Plan and any individual Participant SERP Agreements. No such policy shall be deemed to be held under any trust for the benefit of the Participant or his or her beneficiary or to be collateral security for the performance of the obligations of Centura or its Subsidiaries, and any such policy shall be and remain subject to the claims of the general creditors of Centura and its Subsidiaries.

         14.2 Nothing in the Plan shall confer upon any Participant any right to continue in the employ of Centura or its Subsidiaries (or to serve as a director thereof) or interfere in any way with the right of Centura or its Subsidiaries to terminate his or her employment at any time. Unless specifically provided otherwise, no benefits granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of Centura or its Subsidiaries for the benefit of its employees unless the Committee shall determine otherwise. No Participant shall have any claim to any benefit hereunder until it is actually granted under the Plan pursuant to a Participant SERP Agreement. To the extent that any person acquires a right to receive payments from Centura under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of Centura. All payments to be made hereunder shall be paid from the general funds of Centura or its Subsidiaries, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as provided above and except as otherwise provided by the Committee.

         14.3 Participants who are currently eligible to receive benefits under the Centura Banks, Inc. Excess Benefit Plan ("Excess Benefit Plan") or any other non-qualified plan of deferred compensation may elect, to the extent authorized by the Committee, to exchange such benefits for comparable benefits under this Plan. By signing the individual Participant SERP Agreement, any such Participant shall relinquish all entitlement to benefits under the Excess Benefit Plan or other non-qualified plan.

         14.4 Centura may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which Centura is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any benefits provided hereunder, including, but not limited to, the withholding of payment of all or any portion of such benefits under this Plan until the Participant reimburses Centura or its Subsidiaries for the amount Centura or its Subsidiaries is required to withhold with respect to such taxes, or canceling any portion of such benefits under this Plan in an amount sufficient to reimburse itself for the amount it is required to so withhold, or selling any property contingently credited by Centura for the purpose of paying such benefits under this Plan, in order to withhold or reimburse itself for the amount it is required to so withhold.

         14.4 The Plan shall be construed in accordance with the laws of the state of North Carolina to the extent not preempted by the laws of the United States of America, including ERISA.

         14.5 The Compensation Committee of the Board, in its sole discretion, may unilaterally amend the Plan from time to time. Any such amendment shall be made effective by an instrument signed by the Chairman of the Compensation Committee or by an officer of Centura designated by the Compensation Committee to act on its behalf. No such amendment shall reduce a Participant's or a beneficiary's benefits under the Plan and under the Participant SERP Agreement to an amount less than an amount that he would have been entitled to under the Plan on the later of the date the amendment is adopted or made effective, as if the Plan had been terminated on that date. The amount so determined shall be considered the Participant's accrued benefit. Participant's accrued benefits under the Plan and under the Participant SERP Agreement can be amended only with Participant's written consent.

         14.6 Although the Plan is intended to be permanent, notwithstanding any provision herein, Centura may terminate this Plan, and a Subsidiary may terminate its participation herein, at any time. Upon such termination, the sole amount payable to a Participant shall be determined in accordance with termination provisions specified in the Participant SERP Agreement. In the absence of such provisions, the sole amount payable to a Participant shall be calculated as if the Participant terminated employment on the date the Plan terminated, and shall be paid in a lump sum as the actuarial equivalent of the accrued benefit, determined using the Discount Rate, as soon as administratively possible after the termination of the Plan.

         IN WITNESS WHEREOF, Centura, by its duly authorized officer, has executed this Amended and Restated Omnibus Supplemental Executive Retirement Plan, under seal, on this 24th day of December, 1998.


                                                             CENTURA BANKS, INC.
ATTEST

/s/ Lynn O. Parrish                        By: /s/ Frank L. Pattillo
--------------------------                    ----------------------------------
(Corporate Seal)

                                       15